MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 8-K/A of North American Energy Resources, Inc., of our report dated September 8, 2008 on our audit of the financial statements of North American Exploration, Inc. as of April 30, 2008 and April 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended April 30, 2008 and April 30, 2007, and since inception on August 18, 2006 through April 30, 2007, and since inception on August 18, 2006 through April 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
September 12, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501